Exhibit 3.2
RESTATED
CERTIFICATE OF INCORPORATION
OF
HEWLETT PACKARD ENTERPRISE COMPANY
Hewlett Packard Enterprise Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to Sections 242 and 245 of the General Corporation Law of Delaware, as the same may be amended and supplemented (the “DGCL”), hereby certifies as follows:
The name of the corporation is Hewlett Packard Enterprise Company. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on February 25, 2015, and was amended or amended and restated from time to time thereafter. This Restated Certificate of Incorporation of the corporation (this “Amended and Restated Certificate of Incorporation”) only restates and integrates and does not further amend the provisions of the corporation’s certificate of incorporation as theretofore amended or supplemented and there is no discrepancy between the provisions of the certificate of incorporation as theretofore amended and supplemented and the provisions of this Amended and Restated Certificate of Incorporation. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. The certificate of incorporation of the corporation is hereby integrated and restated to read in its entirety as follows:
ARTICLE I
The name of this corporation is Hewlett Packard Enterprise Company (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
The Corporation is authorized to issue two classes of stock to be designated, respectively, Preferred Stock, par value $0.01 per share (“Preferred”), and Common Stock, par value $0.01 per share (“Common”). The total number of shares of Common that the Corporation shall have authority to issue is 9,600,000,000. The total number of shares of Preferred that the Corporation shall have authority to issue is 300,000,000. The Preferred may be issued from time to time in one or more series.
The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common if at any time the number of Common shares remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred.
The Board of Directors is hereby authorized, subject to limitations prescribed by law and the provisions of this Article IV, by resolution to provide for the issuance of the shares of Preferred in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
A.The number of shares constituting that series (including an increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding)) and the distinctive designation of that series;
B.The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
C.Whether that series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
D.Whether that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
E.Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;
F.Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and the amount of such sinking funds;
G.The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and
H.Any other relative rights, preferences and limitations of that series.
No holders of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for, purchase or receive any securities convertible to or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation, except in the case of any shares of Preferred to which such rights are specifically granted by any resolution or resolutions of the Board of Directors adopted pursuant to this Article IV.
ARTICLE V
The Corporation is to have perpetual existence.
ARTICLE VI
For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
A.The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors of this Corporation shall be not less than eight (8) or more than seventeen (17). The exact number of directors shall be fixed and may be changed from time to time, within the limits specified above, in the manner provided in the Bylaws of the Corporation.

B.In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend, or repeal the Bylaws of the Corporation.
C.The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.
D.Advance notice of stockholder nomination for the election of directors and of any other business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
E.No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws of the Corporation and no action shall be taken by the stockholders by written consent.
ARTICLE VII
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.
ARTICLE VIII
A.To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. For purposes of this Section A of Article VIII, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as it presently exists or may hereafter be amended from time to time.
B.The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation (which shall include, but not be limited to, Hewlett-Packard Company, a Delaware corporation (“HP Co.”), for periods prior to November 1, 2015) or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation (which shall include, but not be limited to, HP Co. for periods prior to November 1, 2015).
C.Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII, with respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE IX
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

IN WITNESS WHEREOF, Hewlett Packard Enterprise Company has caused this Amended and Restated Certificate of Incorporation to be executed by David Antczak, its Corporate Secretary, this 11th day of April, 2024.

/s/ David Antczak
Name: David Antczak
Title: Corporate Secretary